                            SCHEDULE 14A INFORMATION
                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. __)

Filed by the Registrant                      [X]

Filed by a Party other than the Registrant   [ ]

Check the appropriate box:
[X]  Preliminary Proxy Statement  [ ]  Confidential, for Use of the
[ ]  Definitive Proxy Statement        Commission Only (as permitted by
                                       Rule 14a-6(e)(2))
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              BLACK BOX CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)      Title of each class of securities to which transaction applies:

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(2)      Aggregate number of securities to which transaction applies:

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(3)      Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

(4)      Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

(5)      Total fee paid:

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[ ]      Fee paid previously with preliminary materials:

--------------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)      Amount previously paid:

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(2)      Form, Schedule or Registration Statement no.:

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(3)      Filing Party:

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(4)      Date Filed:

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


                              BLACK BOX CORPORATION
                                 1000 PARK DRIVE
                          LAWRENCE, PENNSYLVANIA 15055

                                 ---------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON AUGUST 8, 2000

                                 ---------------

To the Stockholders of
Black Box Corporation:

         The Annual Meeting of Stockholders of Black Box Corporation will be held at the offices of Buchanan Ingersoll Professional Corporation, One Oxford Centre, 301 Grant Street, 20th Floor, Pittsburgh, Pennsylvania 15219 on Tuesday, August 8, 2000, at 11:00 a.m., to consider and act upon the following matters:

         1. The re-election of five (5) members member of the Board of Directors;

         2. The approval of an amendment to the Company's Second Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock of the Company from forty million (40,000,000) to one hundred million (100,000,000);

         3. The approval of an amendment to the 1992 Stock Option Plan to increase the number of shares authorized under the Plan;

         4. The approval of an amendment to the 1992 Stock Option Plan to allow participation by key hourly employees;

         5. Ratification of the appointment of Arthur Andersen LLP as the independent public accountants of the Company for the fiscal year ending March 31, 2001.

         Stockholders also will be asked to consider such other matters as may properly come before the meeting. The Board of Directors has established the close of business on Friday, June 16, 2000, as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting.

         IT IS REQUESTED, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, THAT YOU COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Anna M. Baird, Secretary

June __, 2000

                              BLACK BOX CORPORATION
                                 1000 PARK DRIVE
                          LAWRENCE, PENNSYLVANIA 15055

                                 ---------------

                       PROXY STATEMENT FOR ANNUAL MEETING
                                 OF STOCKHOLDERS

                                 AUGUST 8, 2000

         This proxy statement is being furnished to the holders of the common stock, par value $.001 per share (the "Common Stock"), of Black Box Corporation, a Delaware corporation (the "Company"), in connection with the solicitation by the Board of Directors of the Company (the "Board of Directors" or the "Board") of proxies to be voted at the annual meeting of stockholders (the "Annual Meeting") scheduled to be held on Tuesday, August 8, 2000, at 11:00 a.m., at the offices of Buchanan Ingersoll Professional Corporation, One Oxford Centre, 301 Grant Street, 20th Floor, Pittsburgh, Pennsylvania 15219, or at any adjournment thereof. This proxy statement and form of proxy was first mailed to stockholders on or about June ____, 2000. A copy of the Company's Annual Report to Stockholders for the fiscal year ended March 31, 2000 is being furnished with this proxy statement.

         Only holders of the Common Stock of record as of the close of business on Friday, June 16, 2000 are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. On that date, ____________ shares of Common Stock, each entitled to one vote per share, were outstanding.

         All shares of Common Stock represented by valid proxies received by the Secretary of the Company prior to the Annual Meeting will be voted as specified in the proxy. If no specification is made, the shares will be voted FOR the election of each of the Board's nominees to the Board of Directors and each of the other matters submitted by the Board of Directors for vote by the stockholders. Unless otherwise indicated by the stockholder, the proxy card also confers discretionary authority on the Board-appointed proxies to vote the shares represented by the proxy on any matter that is properly presented for action at the Annual Meeting. A stockholder giving a proxy has the power to revoke it any time prior to its exercise by delivering to the Secretary of the Company a written revocation or a duly executed proxy bearing a later date (although no revocation shall be effective until actual notice thereof has been given to the Secretary of the Company), or by attendance at the meeting and voting his or her shares in person.

         Under the Company's Second Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), and Restated By-laws, as amended (the "By-laws"), and applicable state law, abstentions and broker non-votes (which arise from proxies delivered by brokers and others, where the record holder has not received direction on voting and does not have discretionary authority to vote on one or more matters) are each included in the determination of the number of shares present. At the Annual Meeting, matters, other than the election of directors, will be decided by the affirmative vote of a majority of the shares of Common Stock entitled to vote. Abstentions and broker non-votes will be counted as shares present for purposes of determining whether a quorum is present. Abstentions will count as shares entitled to vote and present in person or by proxy at the meeting and not voting in favor of the proposal. Broker non-votes will not count as shares entitled to vote and represented at the meeting and will not be included in calculating the number of votes necessary for approval of the matter.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES NAMED BELOW FOR ELECTION AS DIRECTOR, FOR APPROVAL OF AN INCREASE IN THE AUTHORIZED SHARES OF COMMON STOCK OF THE COMPANY, FOR APPROVAL OF AN INCREASE IN THE NUMBER OF SHARES AUTHORIZED UNDER THE 1992 STOCK OPTION PLAN, FOR APPROVAL OF AN AMENDMENT TO THE 1992 STOCK OPTION PLAN ALLOWING PARTICIPATION BY KEY HOURLY EMPLOYEES, AND FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY FOR THE FISCAL YEAR ENDING MARCH 31, 2001.

PROPOSAL 1

                              ELECTION OF DIRECTORS

         The Company's By-laws provide that the number of directors constituting the entire Board shall be nine (9), or such other number as shall be fixed by the stockholders or by the Board of Directors. At present, the Board has fixed the number of directors at five (5) members.

         All directors of the Company are elected each year. The Board has nominated five (5) persons for election to the Board at the Annual Meeting. Therefore, five (5) directors are to be elected at the Annual Meeting to hold office for a term of one (1) year and until their respective successors are elected and qualified, subject to the right of the stockholders to remove any director as provided in the By-laws. Any vacancy in the office of a director may be filled by the stockholders. In the absence of a stockholder vote, a vacancy in the office of a director may be filled by the remaining directors then in office, even if less than a quorum, or by the sole remaining director. Any director elected by the Board of Directors to fill a vacancy shall serve until his successor is elected and has qualified or until his or her earlier death, resignation or removal. If the Board of Directors increases the number of directors, any vacancy so created may be filled by the Board of Directors.

         The holders of Common Stock have one vote for each share owned as of the record date in the election of directors. The five (5) nominees receiving the greatest number of affirmative votes will be elected as directors for terms expiring in 2001.

         The persons named as proxies on the enclosed proxy card were selected by the Board of Directors and have advised the Board of Directors that, unless authority is withheld, they intend to vote the shares represented by them at the Annual Meeting for the election of William F. Andrews, Thomas G. Greig, William
R. Newlin, Brian D. Young and Fred C. Young, nominees of the Board of Directors, each of whom presently serves as a director of the Company.

         The Board of Directors knows of no reason why any nominee for director would be unable to serve as director. If at the time of the Annual Meeting any of the named nominees is unable or unwilling to serve as a director of the Company, the persons named as proxies intend to vote for such substitute as may be nominated by the Board of Directors.

         The following sets forth certain information concerning the Company's nominees for election to the Board of Directors at the Annual Meeting.

         WILLIAM F. ANDREWS, 68, was elected a director of the Company on May 18, 1992. He currently is Chairman of Scovill Fasteners, Inc. (leading manufacturer of apparel fasteners) and Chairman of Northwestern Steel & Wire Co. (steel mill-- rod wire and structurals). He was Chairman, President and Chief Executive Officer and a director of Amdura Corporation from January 1993 to January 1995, and was also an advisor/consultant to Investor International (U.S.), Inc. and had held such position from February 1992 to February 1994. Prior to such time, Mr. Andrews was the President and Chief Executive Officer of UNR Industries, Inc. from April 1990 to January 1992. He is also a director of Navistar (International Harvester), Johnson Controls, Katy Industries, Northwestern Steel & Wire, Dayton Superior and Trex Corporation.

         THOMAS G. GREIG, 52, was elected as a director of the Company on August 10, 1999. Mr. Greig is a Managing Director of Liberty Partners, a private equity partnership, since 1998. From 1973 to 1998, Mr. Greig worked in the investment banking industry, principally in the technology investment banking area. He has worked with a variety of technology companies in communications equipment, computer systems, electronic components, semiconductors, software and manufacturing service areas. Mr. Greig is a director of a number of privately held companies.

         WILLIAM R. NEWLIN, 59, was elected a director of the Company on December 18, 1995. He has served as Managing Partner of Buchanan Ingersoll Professional Corporation (attorneys at law) since 1980. He also serves as a Managing General Partner of CEO Venture Funds (private venture capital funds). He is also Chairman of the Board of Kennametal Inc. and JLK Direct Distribution Inc. and a director of National City Bank of Pennsylvania, Parker/Hunter Incorporated and the Pittsburgh Technology Council.

         The Company engaged Buchanan Ingersoll Professional Corporation to perform legal services during fiscal 2000 and fiscal 2001.

         BRIAN D. YOUNG, 45, was elected a director of the Company on September 17, 1988. From February 1989 through January 1992, he was President of the Company. He has been a General Partner of Eos Partners, L.P. (investment partnership) since January 1994.

He was a General Partner of Odyssey Partners from February 1986 to December 1993. He is also a director of Bargo Energy Company.

         FRED C. YOUNG, 44, was elected a director of the Company on December 18, 1995, President on May 9, 1997 and Chairman and Chief Executive Officer on June 24, 1998. He also has served as Vice President from 1991 until May 1996, Chief Financial Officer and Treasurer from 1991 until May 1997, Secretary from 1991 until May 2000, Senior Vice President from May 1996 until May 1997 and Chief Operating Officer from May 1996 until June 1998.

                 BOARD OF DIRECTORS AND CERTAIN BOARD COMMITTEES

         The Company's Board of Directors held 4 meetings during the fiscal year ended March 31, 2000 ("fiscal 2000"). Each director attended all meetings except that one director attended approximately 90% of the aggregate of the number of meetings of the Board of Directors and any committee of which he was a member.

         During fiscal 2000, directors who were not employees of the Company received directors' fees of $7,500 per annum and an additional fee of $375 for each meeting of the Board of Directors attended in person. In addition, the Company maintains directors' and officers' liability insurance.

AUDIT COMMITTEE

         The Board has an Audit Committee consisting of William F. Andrews, William R. Newlin and Brian D. Young. The Audit Committee's duties include recommending to the Board of Directors the appointment of the independent auditors of the Company, reviewing with the independent auditors their report as well as any recommendations with respect to the Company's accounting policies, procedures and internal controls. In addition, this committee is charged with reviewing the independent auditor's fees for audit and non-audit services, and determining whether there are any conflicts of interest in financial or business matters between the Company and any of its officers or employees. The Audit Committee was scheduled to meet, and did meet, twice in fiscal 2000. A copy of the Board's Audit Committee Charter is attached to this Proxy Statement as Annex A.

COMPENSATION COMMITTEE

         The Board has a Compensation Committee, consisting of William F. Andrews, Thomas G. Greig and Brian D. Young, which is responsible for reviewing and approving the compensation of the executive officers of the Company, and approving and recommending changes to the incentive plans of the Company. The Committee is also responsible for administering the Company's Employee Stock Option Plan and Director Stock Option Plan. The Compensation Committee was scheduled to meet, and did meet, twice in fiscal 2000.

NOMINATING COMMITTEE; NOMINATION PROCEDURES

         The Company does not have a standing nominating committee. The Board of Directors, however, is responsible for the evaluation and recommendation of qualified nominees, as well as other matters pertaining to Board composition and size. The Board will give appropriate consideration to qualified persons recommended by stockholders for nomination as director in accordance with the Company's By-laws, as summarized below.

         In general, such recommendations can only be made by a stockholder entitled to notice of, and to vote at, a meeting at which directors are to be elected, must be in writing and must be received by the Secretary of the Company within a prescribed period prior to the annual or special meeting, as the case may be. A copy of the By-laws is available from the Company upon request.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

         The following table sets forth all cash compensation paid by the Company and its subsidiaries, as well as other compensation paid or accrued, to the Company's chief executive officer and to the other executive officers of the Company at the end of fiscal year 2000 whose annual salary and bonus in fiscal year 2000 exceeded $100,000 (the "Named Executive Officers") for each of fiscal years 1998, 1999 and 2000, respectively. Such compensation was paid for services rendered in all capacities to the Company and its subsidiaries:

                           SUMMARY COMPENSATION TABLE

                                                 ANNUAL                LONG-TERM
                                              COMPENSATION            COMPENSATION
                                          --------------------   ---------------------
                                                                    AWARDS    PAYOUTS
                                                                 ----------- ---------
                                                                 SECURITIES
                                                                 UNDERLYING    LTIP          ALL OTHER
  NAME AND PRINCIPAL POSITION      YEAR    SALARY      BONUS      OPTIONS     PAYOUTS      COMPENSATION(2)
------------------------------    ------  --------   ---------   ----------- ---------    ----------------
                                            ($)         ($)          (#)        ($)             ($)
Fred C. Young,                     2000   474,994     315,000(3)   195,000         --          8,131
  Chairman of the Board and        1999   400,000     380,000      195,000         --          7,756
  Chief Executive Officer (1)      1998   312,890     285,000      220,000    861,000          6,946


Anna M. Baird,                     2000   160,000     150,000       45,000         --          7,539
  Vice President, Chief            1999   150,000     125,000       40,000         --          7,168
  Financial Officer,               1998   127,517     100,000       70,000    200,000          6,614
  Treasurer and Secretary

Kathleen Bullions,                 2000   160,000     150,000       45,000         --          7,539
  Vice President                   1999   150,000     125,000       40,000         --          7,168
  of Operations                    1998   124,115     100,000       70,000    200,000          6,614


----------

(1) Mr. Young became Chairman to the Board and Chief Executive Officer as of June 24, 1998.

(2) Represents amounts accrued by the employer for the individual under the 401(k) plan of the Company and payments for life insurance premiums.

(3) Mr. Young requested that he be granted options to purchase shares of Common Stock in exchange for a reduction in the cash bonus payable to him for fiscal 2000 from $665,000 to $315,000. On April 8, 2000, the Compensation Committee of the Company's Board of Directors granted Mr. Young options to purchase 20,000 shares of Common Stock in exchange for such bonus reduction. Such options have an exercise price equal to the fair market value of a share of Common Stock on the date of the grant of the options.

STOCK OPTION PLANS

         The Board of Directors and stockholders of the Company have adopted the Company's 1992 Employee Stock Option Plan, as amended (the "Employee Plan"), and have authorized the issuance of options and stock appreciation rights covering up to 4,600,000 shares of Common Stock under this plan (subject to appropriate adjustments in the event of stock splits, stock dividends and similar dilutive events). Currently, options and stock appreciation rights may be granted under the Employee Plan to key salaried employees (including those who may also be directors but who are not members of the Compensation Committee) of the Company and its subsidiaries.

         The Board of Directors and stockholders have also adopted the Company's 1992 Director Stock Option Plan, as amended (the "Director Plan"), and have authorized the issuance of options and stock appreciation rights covering up to 150,000 shares of Common Stock under this plan (subject to appropriate adjustments in the event of stock splits, stock dividends and similar dilutive events). Under the Director Plan, options and stock appreciation rights may be granted by the Compensation Committee to non-employee Directors of the Company.

         The following table sets forth information concerning the stock options granted to each of the Company's Named Executive Officers in fiscal 2000:

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                                POTENTIAL REALIZABLE
                                                                                   VALUE AT ASSUMED
                                                                                ANNUAL RATES OF STOCK
                                                                                 PRICE APPRECIATION
                                       INDIVIDUAL GRANTS                          FOR OPTION TERM(1)
                     --------------------------------------------------    --------------------------------
                      NUMBER OF   % OF TOTAL
                     SECURITIES     OPTIONS
                     UNDERLYING   GRANTED TO
                      OPTIONS    EMPLOYEES IN   EXERCISE OR  EXPIRATION
      NAME            GRANTED     FISCAL YEAR   BASE PRICE      DATE            5%                 10%
----------------     ----------  ------------   -----------  ----------    -----------        -------------
                        (#)           (%)        ($/SHARE)                     ($)                 ($)
Anna M. Baird            10,000       1.2          32.14      04/08/09         202,131 (2)          512,240 (3)
                         35,000       4.2          45.06      08/30/09         991,885 (4)        2,513,631 (5)
Kathleen Bullions        10,000       1.2          32.14      04/08/09         202,131 (2)          512,240 (3)
                         35,000       4.2          45.06      08/30/09         991,885 (4)        2,513,631 (5)
Fred C. Young            20,000       2.4          32.14      04/08/09         404,262 (2)        1,024,480 (3)
                         30,000       3.6          45.06      08/30/09         850,187 (4)        2,154,541 (5)
                        145,000      17.3          49.31      10/29/09       4,496,793 (6)       11,395,757 (7)
All Stockholders     18,440,217                    32.14                   372,676,786 (2)      944,507,915 (3)
                     18,440,217                    45.06                   522,595,750 (4)    1,324,191,982 (5)
                     18,440,217                    49.31                   571,831,129 (6)    1,449,216,654 (7)

----------

(1) Assumes, from the date of grant of the option through its ten year expiration date, a hypothetical 5% and 10% per year appreciation (compounded annually) in the fair market value of the Common Stock. The 5% and 10% rates of appreciation are set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, in the Common Stock. If the Common Stock does not increase in value from the date of grant of the stock option, such option would be valueless.

(2)      Assumes a fair market value of the Common Stock of $52.35 per share.

(3)      Assumes a fair market value of the Common Stock of $83.36 per share.

(4)      Assumes a fair market value of the Common Stock of $73.40 per share.

(5)      Assumes a fair market value of the Common Stock of $116.87 per share.

(6)      Assumes a fair market value of the Common Stock of $80.32 per share.

(7)      Assumes a fair market value of the Common Stock of $127.90 per share.


    The following table sets forth information with respect to each of the Company's Named Executive Officers concerning the exercise of options during fiscal 2000 and unexercised options held as of March 31, 2000:

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR-END OPTION VALUES

                                                        NUMBER OF
                                                       SECURITIES              VALUE OF
                                                       UNDERLYING            UNEXERCISED
                                                       UNEXERCISED          IN-THE-MONEY
                                                         OPTIONS               OPTIONS
                        SHARES ACQUIRED    VALUE        AT FISCAL             AT FISCAL
        NAME              ON EXERCISE    REALIZED       YEAR END               YEAR END
-------------------     ---------------  ---------   ----------------   ---------------------
                              (#)           ($)      (# EXERCISABLE/       ($ EXERCISABLE/
                                                     # UNEXERCISABLE)      $ UNEXERCISABLE)
Fred C. Young               42,000       1,672,858    734,666/398,334   37,870,854/13,302,383
Anna M. Baird               12,000         629,985     130,999/95,001     6,302,770/3,371,236
Kathleen Bullions             -0-            -0-       130,999/95,001     6,314,570/3,371,236

----------


                      REPORT OF THE COMPENSATION COMMITTEE

         The Compensation Committee of the Board of Directors is charged with administering the Company's compensation programs for executive officers, including basic compensation and incentive compensation plans, and the Company's stock option plans, including the Employee Plan. The Company believes that its total executive compensation package should be designed to facilitate the achievement of short- and long-range Company goals, to recognize individual executive performance and contribution, and to promote increased value creation for the Company's stockholders. To this end, the Company and the Compensation Committee seek to:

         o Hire, train, develop, compensate and retain the highest quality executives possible for the Company's success.

         o Reward executives for outstanding contributions to the achievement of the Company's goals and overall success.

         o Provide incentives for executives to align their goals with those of the stockholders through pay-for-performance and growth-driven compensation in the form of cash compensation and stock option plans.

BASIC COMPENSATION

         Basic compensation for executives is paid based upon performance, experience, the requirements of the position and the executive's relative ability to impact the Company's overall growth and success. The Company and the Compensation Committee believe that the basic compensation paid to the Company's executives is competitive with that paid to executives in other network services companies. The cash compensation paid during fiscal 2000 to the Company's executives as a group is in the middle range compared with that of such peer group. Historically, in making compensation decisions the Company has relied upon its Board of Directors and the Compensation Committee regarding their collective knowledge of the industry, the functions that Company executives perform and comparative salaries. Salaries and bonuses for fiscal 2000 were set in May 1999.

         The primary goals for executives, in their own respective positions, are to help the Company achieve its yearly revenues, profit and growth targets as established by the Board of Directors. Salaries for the executives are reviewed by the Compensation Committee on an annual basis and may be increased or decreased based upon the Compensation Committee's decision that they are competitive in the industry, and/or that a particular executive's contributions to the Company have been significant during the year. In making its decision, the Compensation Committee will also consider the amount of each executive's overall compensation which is in the form of base salary versus compensation that is at-risk.

         The increases in the compensation paid to the Company's executives also reflect their increased responsibilities and promotions.

INCENTIVE COMPENSATION PLANS

         The Company has a variable compensation plan covering all employees, including executive officers. This plan provides for the payment of a bonus to participants, equal to a percentage of base salary, in the event that certain annual performance targets for revenues and operating profits are achieved. Any payments under this plan are subject to approval by the Board of Directors on an annual basis. Payments made to the Named Executive Officers in fiscal 2000 under this plan are set forth in the Summary Compensation Table under the caption "Annual Compensation -- Bonus."

         The Company has a long-term incentive compensation plan covering fiscal 1999, 2000 and 2001 under which it would pay awards following the completion of the fiscal 2001 audit if the three-year targets are achieved.

         The Company's incentive compensation plans are predicated on the Company's belief that executives contribute to stockholder returns by increasing the Company's stock price, maximizing earnings and profit, and providing for long-term growth.

STOCK OPTION PLAN

         In fiscal 1993, the Company's Board of Directors and stockholders approved the Employee Plan, pursuant to which stock options may be granted by the Compensation Committee to key employees, including those who may be executive officers of the Company. This plan was amended in fiscal 1995 through fiscal 2000 pursuant to stockholder votes to increase the number of shares available for the grant of options thereunder. Information with respect to the options granted to the Named Executive Officers in fiscal 2000 is set forth in the table entitled "Option Grants in Last Fiscal Year" appearing elsewhere in this proxy statement. The Compensation Committee believes that the options granted are consistent with the Company's overall compensation policies and the individual compensation packages of each Named Executive Officer.

         Historically, all options granted under the Employee Plan were exercisable at the fair market value of the stock on the date of grant of the option. As amended in fiscal 1998, the Employee Plan requires that all options have an exercise price of not less than the fair market value of the stock on the date of grant of the option.


CHIEF EXECUTIVE OFFICER'S COMPENSATION ANALYSIS

         In determining the total compensation for Mr. Fred C. Young, the Chairman and CEO of the Company, the Compensation Committee used the same criteria described above in the opening paragraphs of this section and the Basic Compensation section. In addition, the Committee considered the Company's performance against goals established by the Board of Directors at the beginning of the year and his promotions.

         The Compensation Committee believes that the increase in base salary and grants of options to Mr. Young were appropriate for fiscal 2000 because of the performance of the Company, his individual performance, general executive compensation trends and the overall business environment.

SUMMARY

         In the aggregate, an average of 44% of the Company's Named Executive Officers' cash compensation for fiscal 2000 came from incentives directly related to Company performance. The Company believes that the compensation paid to its executives for fiscal 2000 was reasonable in view of the Company's performance and the contributions of those executives to that performance, the increased responsibilities undertaken by the executive team and the comparison of their compensation with that of other direct marketing, technical services and computer companies.

COMPENSATION COMMITTEE:
Brian D. Young
William F. Andrews
Thomas G. Greig


                                PERFORMANCE GRAPH

                       BLACK BOX         NASDAQ MARKET     RUSSELL 2000
                      CORPORATION            INDEX            GROUP
                      -----------        -------------     ------------
        '3/95'           100.00             100.00            100.00
        '3/96'           115.25             135.79            127.24
        '3/97'           182.20             150.95            147.57
        '3/98'           250.00             228.88            211.24
        '3/99'           210.17             309.19            164.70
        '3/00'           469.38             574.68            186.53
        '4/00'           521.61             485.53            186.53


         The above graph represents and compares the value, through April 30, 2000, of a hypothetical investment of $100 made on March 31, 1995, in each of
(i) the Company's Common Stock, (ii) the Russell 2000 Group, (iii) the Nasdaq Market Index assuming, in each case, the reinvestment of dividends.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         In fiscal 2000, the Compensation Committee of the Board of Directors consisted of William F. Andrews, Thomas G. Greig and Brian D. Young, as co-chairmen.

         Mr. Brian D. Young was formerly the President of the Company from February 1989 until January 1992.


                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    The following table sets forth information available to the Company as of May 24, 2000, regarding the beneficial ownership of the Company's Common Stock by all those known by the Company to be beneficial owners of more than five percent of its outstanding Common Stock.

                                                                        NUMBER OF    PERCENT OF
                                                                         SHARES        SHARES
                                                                        ---------    ----------
            FMR Corp. (1)...........................................    2,279,800       14.7
              82 Devonshire Street, Boston, Massachusetts 02109

            Capital Research and Management Company (2).............    1,648,300        8.9
              333 S. Hope Street, Los Angeles, California 90071

----------

(1) Includes 2,520,924 shares beneficially owned by Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp., 1,420,000 of which are owned by one investment company, Fidelity Low-Priced Stock Fund. Also includes 321,600 shares owned by Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp. FMR Corp. and Edward C. Johnson 3d each has sole dispositive power over all such shares and sole voting power over 321,600 shares. Fidelity Low-Priced Stock Fund has the sole power to vote 1,420,000 shares. The sole power to vote the remainder of the shares resides with the funds holding such shares. All information is derived from FMR Corp.'s Schedule 13G, Amendment No. 3, filed on February 14, 2000.

(2) All shares are held without voting power and with sole dispositive power. All information is derived from Capital Research and Management Company's Schedule 13G, Amendment No. 2, filed on February 10, 2000.


                        SECURITY OWNERSHIP OF MANAGEMENT

         The following table sets forth certain information available to the Company as of April 30, 2000, regarding the shares of the Company's Common Stock beneficially owned by (i) each of the Company's directors and nominees; (ii) each of the Company's Named Executive Officers; and (iii) all directors and executive officers of the Company as a group.

                                                                    NUMBER OF     PERCENT OF
                                                                      SHARES        SHARES
                                                                    ---------     ----------
             William F. Andrews (1)............................        24,667          *
             Anna M. Baird (2).................................       131,206          *
             Kathleen Bullions (2).............................       135,000          *
             Thomas G. Greig (1) ..............................             1          *
             William R. Newlin (1).............................        31,867          *
             Brian D. Young (1)................................        24,667          *
             Fred C. Young (2).................................       742,071         4.0
             All directors and executive officers as a group
               (7 persons) (1)-(2).............................     1,089,479         5.9

----------

(1) Includes, for Mr. Andrews, Mr. Newlin, and for Mr. Brian D. Young, 16,666, 11,666 and 11,666 shares, respectively, pursuant to rights to acquire such shares as a result of options granted pursuant to the Director Plan.

(2) Includes, for Ms. Baird, Ms. Bullions and Mr. Fred C. Young, and for all directors and executive officers as a group, 130,999, 130,999, 734,660 and 1,036,662 shares, respectively, acquirable within 60 days of April 30, 2000, pursuant to options granted under the Employee Plan and the Director Plan.

*        Represents less than 1% of the Common Stock outstanding.

PROPOSAL 2

                     ADOPTION OF AMENDMENT TO THE COMPANY'S
                 SECOND RESTATED CERTIFICATE OF INCORPORATION TO
            INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

         Article FOURTH of the Company's Second Restated Certificate of Incorporation gives the Company the authority to issue Forty-Five Million (45,000,000) shares of all classes of stock in the aggregate as follows: Forty Million (40,000,000) shares of Common Stock and Five Million (5,000,000) shares of Preferred Stock. Management and the Board recommend that the stockholders amend Article FOURTH of the Company's Second Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock to One Hundred Million (100,000,000) shares. This will increase the aggregate number of shares of all classes of stock that the Company may issue to One Hundred Five Million (105,000,000). No stockholder of the Company has any preferential, preemptive or other rights of subscription to any shares of the Company allotted or sold or to be allotted or sold or to any obligations or securities convertible into stock of the Company.

         Of the Forty Million (40,000,000) shares of the Company's Common Stock now authorized for issuance, 18,611,582 shares were issued and outstanding as of May 26, 2000, and an additional 3,288,533 shares of Common Stock were reserved to be issued under the Company's stock option plans and for past acquisitions of other companies. In addition, if the amendments to the Company's Employee Plan are approved by the Company's stockholders at the Annual Meeting, an additional 850,000 shares of Common Stock will be reserved for issuance. Therefore, the Company has only 17,249,885 authorized but unissued, unreserved and uncommitted shares of Common Stock available for issuance. An increase will allow the Company greater flexibility to effect stock splits, issue stock dividends that may be declared in the future, use stock for future acquisitions, issue stock and stock options under employee benefit plans and issue stock for other general corporate purposes. The increase will enable the Company to effect such purposes without the delay and expense of a special meeting of stockholders.

ACCORDINGLY, THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR PROPOSAL 2, WHICH IS THE FOLLOWING PROPOSED AMENDMENT TO ARTICLE FOURTH OF THE COMPANY'S SECOND RESTATED CERTIFICATE OF INCORPORATION:

         FOURTH: (a) the total number of shares of all classes of stock which the Corporation shall have the authority to issue is 105,000,000 shares, consisting of:

         (i) 5,000,000 shares of Preferred Stock, par value $1.00 per share, and

         (ii) 100,000,000 shares of Common Stock, having a par value of $.001 per share.

The holders of shares of Common Stock shall have one (1) vote for each share of Common Stock held of record on each matter submitted to the holders of shares of Common Sock.

It should be noted that the availability of additional shares of Common Stock may make it more difficult to effect, or may discourage an attempt, to gain control of the Company by means of a merger, tender offer, or proxy contest that is not approved by the Company's management because it could be used to dilute the percentage stock ownership of persons seeking to obtain control of the Company. In this sense, the proposal to increase the number of authorized shares of Common Stock may have an anti-takeover effect, although the Board of Directors does not view or intend the proposed amendment to have an anti-takeover effect

A vote FOR Proposal 2 by a majority of the shares represented and eligible to vote at the Meeting, in person or by proxy, is required to adopt the proposed amendment to Article FOURTH of the Company's Second Restated Certificate of Incorporation.

IT IS INTENDED THAT, UNLESS OTHERWISE INSTRUCTED, THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED IN FAVOR OF ADOPTING THE AMENDMENT TO ARTICLE FOURTH OF THE COMPANY'S SECOND RESTATED CERTIFICATE OF INCORPORATION.

PROPOSAL 3

          APPROVAL OF AMENDMENT TO COMPANY EMPLOYEE STOCK OPTION PLAN

         In November 1992, the Board of Directors and stockholders adopted the Employee Plan. The Employee Plan constitutes a key element of the Company's incentive program and is utilized to attract, retain and motivate key employees of the Company and to align key employee and stockholder interests.

         As a result of the prior grant of stock options under the Employee Plan, the number of shares available for grant of stock options or stock appreciation rights as of June ___, 2000 is insufficient to continue to maintain the Company's needs under its incentive program. As a result, the Board has adopted and proposes that the stockholders approve an amendment to the Employee Plan which will increase the total number of shares available for the grant of stock options under the Employee Plan by 850,000 shares, thereby increasing the aggregate number of shares which would be available for the grant of options or stock appreciation rights from 4,600,000 to 5,450,000.

         If the amendment to the Employee Plan is approved, the Company intends to broaden the scope of the employees who will receive options. In particular, the Company expects that granting options to certain supervisory and other key employees will allow it to reduce future annual salary costs in excess of $300,000 in the aggregate. These salary controls, coupled with the increase in option grants, will result in such supervisory and key employees having a greater percentage of their overall compensation at-risk. The Company expects to grant to such employees options having an exercise price equal to the fair market value of one share of Common Stock on the date of grant.

         The Board believes that the increase in the number of shares available for issuance under the Employee Plan will strengthen the Company's ability to attract, retain and motivate key employees of the Company and motivate such parties to attain individual performance and overall corporate goals. Currently, Black Box employees would own 14% of the outstanding shares, assuming all options were exercised. The proposed increase in the shares available for issuance would increase that percentage to 17%. Based on an independent study completed by Buck Consultants, Inc. in early 1998, the similar percentage for S&P Small Cap companies was 7-16%, for High Technology companies was 16% and for companies with revenues of $100 million to $500 million was 13-18%. Therefore, the Board believes that this proposed increase is appropriate. The affirmative vote by the holders of a majority of the shares of Common Stock entitled to vote and present in person or by proxy at the meeting is required to approve the amendment to the Employee Plan.

         Because executive officers (one of whom also is a member of the Board of Directors) are eligible to receive awards under the Employee Plan, each of them may be deemed to have a personal interest in the adoption of this proposal.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF PROPOSAL 3.

                            SUMMARY PLAN DESCRIPTION

         The following description is not a complete statement of the Employee Plan and is qualified in its entirety by reference to the complete text of the Employee Plan, a copy of which is available from the Company upon request.

         ADMINISTRATION. The Employee Plan is administered by a committee consisting of at least two directors of the Company who are appointed by and serve at the pleasure of the Board of Directors (the "Committee"). The Committee, from time to time at its discretion, makes determinations with respect to the persons who shall be granted options ("Options") or stock appreciation rights ("Rights"), the number of shares of the Common Stock that may be purchased pursuant to such Options or Rights and the designation of Options as Incentive Stock Options or Non-Qualified Stock Options, as defined below. The interpretation and construction by the Committee of any provisions of the Employee Plan or of an Option or Right granted thereunder is binding and conclusive on all optionees and on their legal representatives and beneficiaries.

         TYPES OF OPTIONS. The Committee, in its discretion, may grant Options to purchase shares of Common Stock either in the form of incentive stock options ("Incentive Stock Options") qualified as such under the Internal Revenue Code of 1986, as amended (the "Code"), or other options ("Non-Qualified Stock Options"), as designated in the optionee's stock option agreement. Historically, the Company has only granted Non-Qualified Stock Options.

         RIGHTS. The Committee, in its discretion, may grant Rights either alone, simultaneously with the grant of an Incentive Stock Option or Non-Qualified Stock Option and in conjunction therewith, or subsequent to the grant of a Non-Qualified Stock Option and in conjunction therewith or in the alternative thereto.

         ELIGIBILITY. Under the current language of the Employee Plan, any key salaried employee who is not a member of the Committee may be granted Incentive Stock Options, Non-Qualified Stock Options or Rights under the Employee Plan until November 30, 2002.

         EXERCISE PRICE. The Committee shall determine the exercise price for each Option or Right granted under the Employee Plan, provided however, that the exercise price: (1) in the case of an Incentive Stock Option granted to an employee, other than an employee who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company (a "Ten-Percent Stockholder"), or in the case of a Non-Qualified Stock Option, shall not be less than the fair market value of the shares to which the Option relates on the date of grant; (2) in the case of an Incentive Stock Option granted to an employee who is a Ten-Percent Stockholder, shall not be less than 110% of the fair market value of the shares to which the Option relates on the date of grant; and (3) in the case of a Right granted alone, shall not be less than 100% of the fair market value of the shares to which the Right relates.

         EXERCISE PERIOD AND EXERCISE OF OPTIONS OR RIGHTS. An Option or Right may be exercised in whole at any time, or in part from time to time, within such period or periods as may be determined by the Committee and set forth in the grantee's agreement, provided that: (1) no Incentive Stock Option shall be exercisable after the expiration of ten (10) years from the date of grant; and
(2) no Incentive Stock Option granted to an employee who is a Ten-Percent Stockholder shall be exercisable after the expiration of five years from its date of grant. Options granted to date have vested in the grantee after three years from the date of the grant. Options are not transferable by the optionee except by will or by the laws of descent and distribution.

         TERMINATION OF EMPLOYMENT; DISABILITY; DEATH. Upon termination of employment, an Option or Right previously granted to an employee, unless otherwise specified by the Compensation Committee and to the extent not previously exercised, shall terminate and become null and void, provided that:
(i) if the employee shall die (a) while in the employ of the Company or (b) within three (3) months of retirement from such employment or (c) within one (1) year of retirement from employment by reason of disability, the legal representative or heirs of such employee shall be entitled to exercise such Option or Right (to the extent otherwise exercisable) for a one-year period following the date of death; (ii) if the employment shall have been terminated by reason of retirement, disability or termination other than for cause (as defined in the Employee Plan), then such employee shall be entitled to exercise such Option or Right (to the extent otherwise exercisable) at any time up to (a) three months after termination by reason of retirement or other than for cause and (b) one (1) year after termination by reason of disability. If an employee voluntarily terminates his employment or is terminated for cause, any Option or Right, unless otherwise specified by the Committee, shall immediately terminate.

         PAYMENT. The exercise price of shares purchased pursuant to an Option shall be paid in full at the time of any exercise either in cash or by certified check; provided, however, to the extent that the terms of such Option provide, the purchase price may be paid for, in whole or in part, by delivering previously-owned shares of Common Stock or, in part, by promissory note (for not more than 80% of such purchase price subject to applicable margin requirements).

         LIMITATION ON ANNUAL AWARDS. The aggregate fair market value of stock for which Incentive Stock Options are exercisable for the first time by an optionee during any calendar year under the terms of the Employee Plan shall not exceed the sum of $100,000.

         ADJUSTMENTS, AMENDMENT OR DISCONTINUANCE. In the event of any change in the outstanding Common Stock through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or other like change in capital structure of the Company, the Committee shall make such adjustment to each outstanding Option and Right that it, in its sole discretion, deems appropriate. In addition, in the event of any such change, the Committee shall make any further adjustment as may be appropriate to the maximum number of shares which may be acquired under the Employee Plan pursuant to the exercise of Options and Rights, the maximum number of shares which may be so acquired by one employee and the number of shares and prices per share subject to outstanding Options and Rights as shall be equitable to prevent dilution or enlargement of rights under such Options or Rights, and the determination of the Committee as to these matters shall be conclusive.

         In the event of a "change in control" of the Company, as defined in the Employee Plan, all then outstanding Options and Rights shall immediately become exercisable. The Committee, in its discretion, may determine that, upon the occurrence of a change in control transaction, each Option or Right outstanding under the Employee Plan shall terminate within a specified number of days after notice to the holder, and such holder shall receive, with respect to each share subject to such Option or Right, cash in an amount equal to the excess of the fair market value of such share immediately prior to such transaction over the exercise price per share of such Option or Right.

         The Board of Directors or the Committee, as the case may be, may, from time to time, amend the Employee Plan, provided that no amendment shall be made, without the approval of the stockholders of the Company, that will (i) increase the total number of shares reserved for Options under the Employee Plan (other than an increase resulting from an adjustment of outstanding Common Stock), (ii) reduce the exercise price of any Incentive Stock Option granted under the Employee Plan below the price required by the Employee Plan, (iii) modify the provisions of the Employee Plan relating to eligibility, or (iv) materially increase the benefits accruing to participants under the Employee Plan. The rights and obligations under any Option or Right granted before amendment of the Employee Plan or any unexercised portion of such Option or Right shall not be adversely affected by amendment of the Employee Plan, Option or Right without the consent of the holder of such Option or Right. The Board of Directors may at any time suspend or terminate the Employee Plan.

         TERM OF PLAN. Options and Rights may be granted under the Employee Plan until November 30, 2002.

                         FEDERAL INCOME TAX CONSEQUENCES

         The following summary is based upon an interpretation of present federal tax laws and regulations and may be inapplicable if such laws and regulations are changed. The Employee Plan is not subject to the protective provisions of the Employee Retirement Income Security Act of 1974 and is not qualified under Section 401(a) of the Code.

         NON-QUALIFIED STOCK OPTIONS. Some options to be issued under the Employee Plan will be designated as Non-Qualified Stock Options. If (as in the case of Non-Qualified Stock Options granted under the Employee Plan at this time) the Non-Qualified Stock Option does not have a "readily ascertainable fair market value" at the time of the grant, the Non-Qualified Stock Option is not included as compensation income at the time of grant. Rather, the optionee realizes compensation income only when the Non-Qualified Stock Option is exercised and the optionee has become substantially vested in the shares transferred. The shares are considered to be substantially vested when they are either transferable or not subject to a substantial risk of forfeiture. The amount of income realized is equal to the excess of the fair market value of the shares at the time the shares become substantially vested over the sum of the exercise price plus the amount, if any, paid by the optionee for the Non-Qualified Stock Option.

         If a Non-Qualified Stock Option is exercised through payment of the exercise price by the delivery of common stock, to the extent that the number of shares received by the optionee exceeds the number of shares surrendered, ordinary income will be realized by the optionee at that time only in the amount of the fair market value of such excess shares, and the tax basis of such excess shares will be such fair market value.

         Generally, the optionee's basis in the shares will be the exercise price plus the compensation income realized at the time of exercise and the amount, if any, paid by the optionee for the Non-Qualified Stock Option. The capital gain or loss will be short-term if the shares are disposed of within one year after the option is exercised; such short-term gains are taxable as ordinary income. If the shares were held more than 12 months as of the sale date, the gain is taxable as a long-term capital gain at a maximum rate of 20%.

         A maximum capital gains rate of 18% will apply to certain sales after December 31, 2000, of shares acquired upon the exercise of an Non-Qualified Stock Option if such shares have been held for at least five years.

         If a Non-Qualified Stock Option expires without being exercised, the optionee will have no tax consequences unless the optionee paid for the Non-Qualified Stock Option. In such case, the optionee would recognize a loss in the amount of the price paid by the optionee for the Non-Qualified Stock Option.

         The Company is generally entitled to a deductible compensation expense in an amount equivalent to the amount included as compensation income to the optionee. This deduction is allowed in the Company's taxable year in which the income is included as compensation to the optionee.

         The preceding discussion is based upon federal tax laws and regulations in effect on the date of this Proxy Statement, which are subject to change, and upon an interpretation of the relevant sections of the Code, their legislative histories and the income tax regulations which interpret similar provisions of the Code. Furthermore, the foregoing is only a general discussion of the federal income tax aspects of the Employee Plan and does not purport to be a complete description of all federal income tax aspects of the Employee Plan. Optionees may also be subject to state and local taxes in connection with the grant or exercise of options granted under the Employee Plan and the sale or other disposition of shares acquired upon the exercise of the options. Each employee receiving a grant of options should consult with his or her personal tax advisor regarding the federal, state and local tax consequences of participating in the Employee Plan.

         If the option price is paid by an optionee in part by promissory note, the interest paid by the optionee under the promissory note is investment indebtedness which is deductible by the optionee as an itemized deduction from gross income to the extent the optionee has net investment income; interest that is disallowed because of this limitation may be carried over to succeeding tax years and is deductible in the carryover year, subject to the net investment income limitation.

         Rights are treated very similarly to Non-Qualified Options for tax purposes. The holder of a Right will not normally realize any taxable income upon the grant of a Right. Upon the exercise of a Right, the person exercising the Right will realize compensation taxable as ordinary income equal to either
(i) the cash received upon the exercise of the Right or (ii) if shares are received upon the exercise of the Right, the fair market value of such shares as of the exercise date. The basis of any shares acquired upon exercise of a Right will be their fair market value on the date of exercise, and the holding period will commence at that time. The Company will be entitled to a deduction for compensation paid in the same amount which the holder of the Right realizes as ordinary income.

         INCENTIVE STOCK OPTIONS. Some options to be issued under the Employee Plan will be designated as Incentive Stock Options and are intended to qualify under Section 422 of the Code. Under the provisions of Section 422 and the related regulations, an optionee will not be required to recognize any income for federal income tax purposes at the time of grant of an Incentive Stock Option, nor is the Company entitled to any deduction. The exercise of an Incentive Stock Option is also is not a taxable event, although the difference between the option price and the fair market value on the date of exercise is an item of tax preference for purposes of the alternative minimum tax. The taxation of gain or loss upon the sale of stock acquired upon exercise of an Incentive Stock Option depends in part on whether the stock is held for at least two years from the date the option was granted and at least one year from after the date the stock was transferred to the optionee (the "ISO Holding Period").

         If the ISO Holding Period is not met, then, upon disposition of such shares (a "disqualifying disposition"), the optionee will realize compensation, taxable as ordinary income, in an amount equal to the excess of the fair market value of the shares at the time of exercise over the option price, limited, however to the gain on sale. Any additional gain would be taxable as capital gain (see below). If the optionee disposes of the shares in a disqualifying disposition at a price that is below the fair market value of the shares at the time the Incentive Stock Option was exercised and such disposition is a sale or exchange to an unrelated party, the amount includible as compensation income to the optionee will be limited to the excess of the amount received on the sale or exchange over the exercise price.

         If the optionee recognizes ordinary income upon a disqualifying disposition, the Company generally will be entitled to a tax deduction in the same amount.

         If the ISO Holding Period is met, the gain is taxable as a long-term capital gain at a maximum rate of 20%.

         A maximum capital gains rate of 18% will apply to certain sales after December 31, 2000 of shares acquired upon the exercise of an Incentive Stock Option if such shares have been held for at least five years.

         If the Incentive Stock Option is exercised by delivery of previously-owned shares of common stock in partial or full payment of the option price, no gain or loss will ordinarily be recognized by the optionee on the transfer of such previously-owned shares. However, if the previously-owned transferred shares were acquired through the exercise of an Incentive Stock Option, the optionee may realize ordinary income with respect to the shares used to exercise an Incentive Stock Option if such transferred shares have not been held for the ISO Holding Period. If the optionee recognizes ordinary income upon a disqualifying disposition, the Company generally will be entitled to a tax deduction in the same amount. If an Incentive Stock Option is exercised through the payment of the exercise price by the delivery of common stock, to the extent that the number of shares received exceeds the number of shares surrendered, such excess shares will be considered Incentive Stock Option stock with a zero basis.

PROPOSAL 4

          APPROVAL OF AMENDMENT TO COMPANY EMPLOYEE STOCK OPTION PLAN

         In conjunction with the proposed increase in the number of options available for grant, the Company intends to broaden the scope of employees eligible to participate in the Employee Plan. Currently, the Employee Plan contemplates that options may only be issued to key salaried employees. However, the Board feels that certain hourly employees also are vital to the Company's success, but are prohibited from participating in the Employee Plan. The Board believes that including hourly employees as eligible participants in the Employee Plan will help in aligning the hourly employees' interests with those of the Company, which could have the effect of attaining and exceeding corporate goals. The Board also believes that such an amendment will aid in the attraction, retention and motivation of key hourly employees. Therefore, the Board believes that the proposal to amend the Employee Plan to include hourly employees as well as salaried employees is in the best interests of the Company. The affirmative vote by the holders of a majority of the shares of Common Stock entitled to vote and present in person or by proxy at the meeting is required to approve the amendment to the Employee Plan.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF PROPOSAL 4.

PROPOSAL 5

          RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

         Subject to stockholder ratification, the Board of Directors, upon recommendation of the Audit Committee, has appointed Arthur Andersen LLP as the independent public accountants of the Company for the fiscal year ending March 31, 2001. The affirmative vote of a majority of the shares of Common Stock entitled to vote on this matter and present in person or by proxy at the meeting is required for the ratification of such appointment.

         Unless otherwise directed by the stockholders, proxies will be voted for the ratification of the appointment of Arthur Andersen LLP as independent accountants of the Company for the fiscal year ending March 31, 2001. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting, will not be making a statement and will be available to respond to appropriate questions.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF PROPOSAL 5.

                    FORM 10-K ANNUAL REPORT TO THE SECURITIES
                             AND EXCHANGE COMMISSION

         A copy of the Annual Report on Form 10-K of the Company for the fiscal year ended March 31, 2000, as filed with the Securities and Exchange Commission, is available to stockholders. A stockholder may obtain a copy of the Form 10-K without charge and a copy of any exhibits thereto upon payment of a reasonable charge limited to the Company's costs of providing such exhibits by writing to Investor Relations Department, Anna M. Baird, Chief Financial Officer, Black Box Corporation, 1000 Park Drive, Lawrence, Pennsylvania 15055.

                             SOLICITATION OF PROXIES

         The Company will pay the expenses in connection with the printing, assembling and mailing to the holders of Common Stock of the Company the notice of meeting, this proxy statement and the accompanying form of proxy. In addition to the use of the mails, proxies may be solicited by directors, officers or regular employees of the Company personally or by telephone or telegraph. The Company may request the persons holding stock in their names, or in the names of their nominees, to send proxy material to, and obtain proxies from, their principals, and will reimburse such persons for their expense in so doing.

                      STOCKHOLDER NOMINATIONS AND PROPOSALS

         Stockholders who believe they are eligible to have their proposals included in the Company's proxy statement for the annual meeting expected to be held in August 2001, in addition to other applicable requirements established by the SEC, must ensure that their proposals are received by the Secretary of the Company not later than February __, 2001.

         The By-laws of the Company establish an advance notice procedure for eligible Stockholders to make nominations for director and to propose business to be transacted at an annual meeting. The Company's By-laws provide that nominations for director and proposals for business must be given to the Secretary of the Company not later than 150 days prior to the anniversary date of the prior year's annual meeting. The Company's By-laws also require that certain specific information accompany a stockholder notice of nomination or proposal for business. The Company's By-laws, however, do not limit or restrict the ability of a stockholder to present any proposal made by such stockholder in accordance with the SEC requirements referred to above. A copy of the Company's By-laws is available from the Company upon request.

                                  OTHER MATTERS

         Management does not intend to present, nor, in accordance with the Company's By-laws, has it received proper notice from any person who intends to present, any matter for action by stockholders at the Annual Meeting, other than as stated in the Notice of Annual Meeting of Stockholders accompanying this Proxy Statement. The enclosed proxy, however, confers discretionary authority with respect to the transaction of any other business which properly may come before the meeting, and it is the intention of the persons named in the enclosed proxy to vote on any such matters in accordance with their best judgment.

                                    ANNEX A

                         CHARTER OF THE AUDIT COMMITTEE
                          OF THE BOARD OF DIRECTORS OF
                              BLACK BOX CORPORATION

I. PURPOSE

         The primary purpose of the Audit Committee (the "Committee") of the Board of Directors (the "Board") of Black Box Corporation ("Black Box") or (the "Company") is to provide independent objective oversight of the financial reporting functions and internal, controls of Black Box Corporation and its subsidiaries to oversee the objectivity of its financial statements. The Committee and the Board shall have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent accountants.

II. FUNCTIONS

The Audit Committee shall:

1. INDEPENDENT ACCOUNTANTS - Select, evaluate and replace the independent accountants to be employed by the Company. The Committee will also recommend for approval the proposed annual audit fees. The independent accountants shall be ultimately accountable to the Committee and the Board.

2. PLAN OF AUDIT - Consult with the independent accountants regarding the plan of audit. The Committee also shall review with the independent accountants both their audit report(s) and the independent accountants' suggested changes or improvements in the Company's accounting practices and internal controls.

3. ACCOUNTING PRINCIPLES AND DISCLOSURE - Review with the independent accountants and Black Box management any significant proposed changes in accounting principles and financial statements.

4. INTERNAL ACCOUNTING CONTROLS - Consult with the independent accountants regarding the adequacy of internal accounting controls.

5. FINANCIAL REPORTING - Conduct quality of earnings discussions with the independent accountants and appropriate members of management, including the Chief Financial Officer and Controller.

6. OVERSIGHT OF INDEPENDENT ACCOUNTANTS - Ensure that the independent accountants submit to the Committee a formal written statement regarding relationships and services, which may affect objectivity and independence. It will also discuss matters it deems relevant with the independent accountants and oversee the independence of the accountants.

7. REVIEW AND REASSESSMENT - Review and reassess the adequacy of this Charter at least annually. Submit the Charter to the Board of Directors for approval and have the document published in accordance with applicable Securities and Exchange Commission and NASD regulations.

III. COMPOSITION & INDEPENDENCE

         The Committee shall consist of not less than three members, appointed by the Board, each of whom is independent and can read and understand fundamental financial statements. At least one member of the Committee shall have past employment experience in finance and accounting, requisite professional certification in accounting, or other comparable experience or background. No member of the Committee shall be employed or otherwise affiliated with the Company's independent accountants.

IV. QUORUM AND MEETINGS

         A quorum of the Committee shall be declared when a majority of the appointed members of the Committee are in attendance. It is expected that the Committee will meet at least twice per year, usually in May and November. The Committee may ask members of management to attend the meeting and to provide pertinent information as necessary.

V. Reports

         The Committee may provide a report to the full Board after each Committee meeting. The Committee may keep minutes of its meetings and will make any such minutes available for the full Board of its review.

         The Committee shall provide a written report to the stockholders in the company's proxy statement for its annual meeting whether the Committee has satisfied its responsibilities under this Charter.

VI. SCOPE OF DUTIES

         While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan, direct or conduct audits, or to determine whether the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditors or to assure compliance with laws and regulations and any internal rules or codes of conduct of the Company.

                              BLACK BOX CORPORATION
                                 1000 PARK DRIVE
                          LAWRENCE, PENNSYLVANIA 15055

                          ----------------------------

                    THIS PROXY IS SOLICITED ON BEHALF OF THE

                          ----------------------------

                        BOARD OF DIRECTORS OF THE COMPANY


PROXY

         The undersigned stockholder hereby appoints Fred C. Young and Brian D. Young, and each of them as proxies for the undersigned, each with full power of substitution for and in the name of the undersigned to act for the undersigned and to vote, as designated on the reverse, to vote all of the shares of stock of the Black Box Corporation (the "Company") that the undersigned is entitled to vote at the 2000 Annual Meeting of Stockholders of the Company, to be held on Tuesday, August 8, 2000, at 11:00 a.m., local time, at the offices of Buchanan Ingersoll Professional Corporation, One Oxford Centre, 301 Grant Street, 20th Floor, Pittsburgh, Pennsylvania 15219 to consider and act upon the following matters:

                (continued and to be signed on the reverse side)

                 Please Detach and Mail in the Envelope Provided

A [ ] Please mark your votes as in this example.

         The Board of Directors recommends a vote "FOR" proposals numbers 1, 2, 3, 4 and 5.

                           FOR     WITHHOLD

1. Election of five (5)    [ ]       [ ]     Nominees:  William F. Andrews
Board of Directors:                                     Thomas G. Greig
Board of Directors:                                     William R. Newlin
                                                        Brian D. Young
(Instructions: To withhold authority to vote            Fred C. Young
for any individual nominee, write the
nominee's name in the space below.)


-------------------------------------------
                                                 FOR    AGAINST   ABSTAIN
2.  The approval of an amendment to the          [ ]      [ ]       [ ]
    Company's Second Restated Certificate
    of Incorporation to increase the
    number of authorized shares of Common
    Stock of the Company;

                                                 FOR    AGAINST   ABSTAIN
3.  The approval of an amendment to the 1992     [ ]      [ ]       [ ]
    Stock Option Plan to increase
    the number of shares authorized under
    the Plan;

                                                 FOR    AGAINST   ABSTAIN
4.  The approval of an amendment to the 1992     [ ]      [ ]       [ ]
    Stock Option Plan to allow participation by key hourly employees; and

                                                 FOR    AGAINST   ABSTAIN
5.  Ratification of an appointment of Arthur     [ ]      [ ]       [ ]
    Andersen LLP as the Independent public
    accountants of the Company for the
    fiscal year ending March 31, 2001.

Unless otherwise specified in the squares provided, the proxies shall vote in the election of directors for the nominees listed above and for each of the other proposals, and shall have discretionary power to vote upon such other matters as may properly come before the meeting or any adjournment thereof.

The Board of Directors has established the close of business on Friday, June 16, 2000, as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting.


Signature
         -------------------------------  --------------------------------
                                             (Signature if held jointly)


Dated                                     2000
         -------------------------------,

IMPORTANT:     Please sign exactly as your name appears hereon and mail it promptly even though you may plan to attend the meeting. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by a duly authorized person.